RALPH E. DAVIS ASSOCIATES, INC.


                      CONSULTANTS-PETROLEUM AND NATURAL GAS
                          3555 TIMMONS LANE-SUITE 1105
                              HOUSTON, TEXAS 77027
                                 (713) 622-8955

                                                          October 19, 1998



Seneca Resources Corporation
1201 Louisiana, Suite 400
Houston, Texas 77002

Attention:  Mr.  Don A. Brown
            Vice President

                                   Re: Oil, Condensate and Natural Gas Reserves,
                                       Seneca Resources Corporation
                                       As of October 1, 1998

Gentlemen:

At your request, the firm of Ralph E. Davis Associates, Inc. has audited an evaluation of the proved oil, condensate and natural gas reserves on leaseholds in which Seneca Resources Corporation has certain interests. This report presents a summary of the Proved Developed (producing and non-producing) and Proved Undeveloped reserves anticipated to be produced from Seneca Resources' interest.

Liquid volumes are expressed in thousands of barrels (MBbls) of stock tank oil. Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.

The summarized results of the reserve audit are as follows:





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                              RALPH E. DAVIS ASSOCIATES, INC.

Seneca Resources Corp.
Mr. Don A. Brown
October 19, 1998
Page 2

                            Estimated Proved Reserves
                       Net to Seneca Resources Corporation
                              As of October 1, 1998

                                      Proved Reserves
                        --------------------------------------------

                              Developed
                         -----------------------
Remaining Reserves       Producing  Non-Producing  Undeveloped  Total
------------------       ---------  -------------  -----------  -----


East Coast Division:
--------------------
Oil/Condensate, MBbls         80            0            0         80
Gas, MMSCF                80,062          414            0     80,476


Gulf Coast Division:
--------------------
Oil/Condensate, MBbls      2,855          883          342      4,080
Gas, MMSCF                63,116       53,345        4,788    121,249


West Coast Division:
--------------------
Oil/Condensate, MBbls     41,177        3,084       18,169     62,430
Gas, MMSCF                27,304        6,266       89,769    123,339


TOTAL:
Oil/Condensate, MBbls     44,112        3,967       18,511     66,590
Gas, MMSCF               170,482       60,025       94,557    325,064


DISCUSSION:

The scope of this study was to audit the proved reserves attributable to the interests of Seneca Resources Corporation. Reserve estimates were prepared by Seneca using acceptable evaluation principals for each source. The quantities presented herein are estimated reserves of oil, condensate and natural gas that geologic and engineering data demonstrate can be recovered from known reservoirs under existing economic conditions with reasonable certainty.

Ralph E. Davis Associates, Inc. has audited the reserve estimates, the data incorporated into preparing the estimates and the methodology used to evaluate the reserves. In each of Seneca's producing divisions all 1998 additions and those properties of significant value were reviewed by Ralph E. Davis. Reserve estimates of current producing zones, productive zones

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                         RALPH E. DAVIS ASSOCIATES, INC.


Seneca Resources Corp.
Mr. Don A. Brown
October 19, 1998
Page 3


behind pipe and undrilled well locations were reviewed in detail. Certain changes to either individual reserve estimates or the categorization of reserves were suggested by Ralph E. Davis Associates, Inc. and accepted by Seneca
Resources. It is our opinion that the reserves presented herein meet all the criteria of Proved Reserves.

Neither Ralph E. Davis Associates, Inc. nor any of its employees have any interest in Seneca Resources Corporation or the properties reported herein. The employment and compensation to make this study are not contingent on our estimate of reserves.

We appreciate the opportunity to be of service to you in this matter, and will be glad to address any questions or inquiries you may have.

                                         Very truly yours,

                                         RALPH E. DAVIS ASSOCIATES, INC.


                                          /s/ Allen C. Barron

                                         Allen C. Barron, P. E.
                                         Vice President